Exhibit 2.1

ASSET PURCHASE AGREEMENT

HUDSON GLOBAL, INC.,

HUDSON GLOBAL RESOURCES MANAGEMENT, INC.

and

MASTECH, INC.

dated as of

MAY 8, 2015

i

ii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of May 8, 2015, is entered into between HUDSON GLOBAL, INC., a Delaware corporation ("Parent"), Hudson Global Resources Management, Inc., a Pennsylvania corporation (“Seller”), and MASTECH, INC., a Pennsylvania corporation ("Buyer").

RECITALS

WHEREAS, Seller is engaged through its Hudson Information Technology (US) operating unit in the business of providing skilled information technology consultants on a contract staffing and direct hire basis for, among other matters, software development, analysis/testing, project management, documentation/design, technical support/systems administration and learning and performance skills in the United States, provided that such business does not include RPO (the "Business"); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, Parent owns, directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of Seller, and as such, stands to benefit from the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

"Accounts Receivable" means all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Allocation Schedule" has the meaning set forth in Section 2.06.

"Assigned Contracts" has the meaning set forth in Section 2.01(a).

"Assignment and Assumption Agreement" has the meaning set forth in Section 3.02(a)(ii).

"Assignment and Assumption of Lease" has the meaning set forth in Section 3.02(a)(iii).

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Audited Financial Statements" has the meaning set forth in Section 6.01.

"Balance Sheet Date" has the meaning set forth in Section 4.04.

"Basket" has the meaning set forth in Section 8.04(a).

"Benefit Plan" has the meaning set forth in Section 4.19(a).

"Bill of Sale" has the meaning set forth in Section 3.02(a)(i).

"Books and Records" has the meaning set forth in Section 2.01(h).

"Business" has the meaning set forth in the recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Pittsburgh, Pennsylvania or New York, New York are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Indemnitees" has the meaning set forth in Section 8.02.

"Cap" has the meaning set forth in Section 8.04(a).

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Closing" has the meaning set forth in Section 3.01.

"Closing Date" has the meaning set forth in Section 3.01.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Direct Claim" has the meaning set forth in Section 8.05(c).

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"Disclosure Schedules" means the Disclosure Schedules delivered by Parent and Seller, on the one hand, and Buyer, on the other hand, concurrently with the execution and delivery of this Agreement.

"Dollars or $"  means the lawful currency of the United States.

“Effective Time” means 11:59 p.m., Eastern time, on the first Sunday following the Closing Date.

"Employee Confidentiality Agreement" means a Confidentiality, Non-Solicitation and Work Product Assignment Agreement and Mutual Agreement to Arbitrate Claims substantially in the form attached to Section 4.20(g) of the Disclosure Schedules.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

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"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Contracts" has the meaning set forth in Section 2.02(a).

"Excluded Liabilities" has the meaning set forth in Section 2.04.

"Fundamental Representations" has the meaning set forth in Section 8.01.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

"Indemnified Party" has the meaning set forth in Section 8.05.

"Indemnifying Party" has the meaning set forth in Section 8.05.

"Insurance Policies" has the meaning set forth in Section 4.15.

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"Intellectual Property" means all intellectual property and intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) semiconductor chip layout designs and mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

"Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used primarily in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

"Intellectual Property Assets" means all Intellectual Property that is owned by Seller and used primarily in or necessary for the conduct of the Business as currently conducted.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Interim Balance Sheet Date" has the meaning set forth in Section 4.04.

"Knowledge of Seller or Seller's Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of the individuals set forth on Exhibit A.

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"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Leased Real Property" has the meaning set forth in Section 4.10(b).

"Leases"  has the meaning set forth in Section 4.10(b).

"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include consequential, special, punitive or exemplary damages, including lost profits (provided that a revenue loss attributable to the breach of any representation and warranty relating to the Assigned Contracts shall constitute Losses and shall not be considered lost profits for purposes of definition), except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole, or (b) the ability of Parent and Seller to consummate the transactions contemplated hereby on a timely basis.

"Material Contracts" has the meaning set forth in Section 4.07(a).

"Material Customers" has the meaning set forth in Section 4.14(a).

"Material Suppliers" has the meaning set forth in Section 4.14(b).

"Multiemployer Plan" has the meaning given in Section 3(37) of ERISA.

“Parent” has the meaning set forth in the preamble.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 4.08(a).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

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"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Pro Forma Balance Sheet" has the meaning set forth in Section 4.04.

"Pro Forma Financial Statements" has the meaning set forth in Section 4.04.

"Purchase Price" has the meaning set forth in Section 2.05.

"Purchase Price Reduction" means the aggregate amount of deferred revenues of the Business as of the Closing Date minus the amount of prepaid rent of the Business as of the Closing Date, in each case as mutually agreed upon by the parties.

"Purchased Assets" has the meaning set forth in Section 2.01.

"Qualified Benefit Plan" has the meaning set forth in Section 4.19(b).

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Restricted Business" means the Business as conducted by Parent and Seller on the date of this Agreement.

"Restricted Period" has the meaning set forth in Section 6.04(a).

"RPO" means when Seller is engaged as a business process outsourcing provider where an employer transfers all or part of its recruitment processes to Seller, which may include end to end recruitment process outsourcing in a multi-year arrangement, and Seller assumes ownership of the design and management of the recruitment process and the responsibility of results as well as its individual components, which may include but not be limited to employee branding, sourcing, talent pooling, applicant tracking systems and analytics. RPO does not include the service of providing temporary/contingency information technology personnel, except to the RPO clients of Seller set forth on Exhibit G so long as such services are incidental to Seller’s provision of RPO services to the RPO clients of Seller set forth on Exhibit G and billed at margins consistent with the past practice of Seller.

"Seller" has the meaning set forth in the preamble.

"Seller Indemnitees" has the meaning set forth in Section 8.03.

"Tangible Personal Property" has the meaning set forth in Section 2.01(c).

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"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means the United States.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

"Transition Services Agreement" has the meaning set forth in Section 3.02(a)(iv).

"Union" has the meaning set forth in Section 4.20(b).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article II

Purchase and Sale

Section 2.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, which primarily relate to, or are used primarily in or necessary for the conduct of the Business as currently conducted (other than the Excluded Assets) (collectively, the "Purchased Assets"), including, without limitation, the following:

(a)          all Contracts, including Intellectual Property Agreements, primarily related to the Business, including (i) all Contracts with customers of the Business listed on Section 2.01(a) of the Disclosure Schedules; (ii) all Contracts with vendors or suppliers who provide consultants or consulting services to customers of the Business listed on Section 2.01(a) of the Disclosure Schedules; and (iii) all Employee Confidentiality Agreements with current and former employees of the Business (the "Assigned Contracts");

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(b)          all Intellectual Property Assets;

(c)          all furniture, fixtures, equipment, office equipment, supplies, computers, telephones and other tangible personal property (the "Tangible Personal Property");

(d)          the Leased Real Property set forth on Section 2.01(d) of the Disclosure Schedule;

(e)          all Permits which are held by Seller and primarily related to the Business or the ownership and use of the Purchased Assets, as listed on Section 4.17(b) of the Disclosure Schedules;

(f)          all rights to any Actions of any nature available to or being pursued by Seller to the extent primarily related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, except to the extent such rights primarily relate to the Excluded Liabilities or the Excluded Assets;

(g)          all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent primarily related to any Purchased Assets, except to the extent such rights primarily relate to the Excluded Liabilities or the Excluded Assets;

(h)          originals, or where not available, copies, of all books and records primarily related to the Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, equipment maintenance files, customer lists, databases of consultants used by the Business, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements ("Books and Records"); and

(i)          all goodwill and the going concern value of the Business.

Section 2.02         Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):

(a)          Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the "Excluded Contracts");

(b)          the corporate seals, organizational documents, minute books, stock books and other corporate records relating to the corporate organization and capitalization and accounting or financial matters of Parent and Seller, Tax Returns, books of account or other records having to do with the corporate organization of Parent and Seller;

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(c)          all bank accounts, cash transfer accounts and securities accounts and cash and marketable securities;

(d)          all Tax refunds, rebates, abatement or other recovery for Taxes and claims therefor relating to Pre-Closing Tax Periods;

(e)          except as set forth in Section 6.17, any rights in or to the use of the name, mark, trade name or trademark or service mark incorporating “Hudson” and any corporate symbols or logos related thereto;

(f)          any insurance policies, or rights under such policies, held by Parent or Seller;

(g)          all medical records of employees that are not permitted by Law to be transferred to Buyer;

(h)          all assets of, or rights or interests in and with respect to, all incentive plans and Benefit Plans;

(i)          all rights to any Actions of any nature available to or being pursued by Seller to the extent primarily related to the Excluded Liabilities or the Excluded Assets;

(j)          all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent primarily related to the Excluded Liabilities or the Excluded Assets;

(k)          all Accounts Receivable;

(l)          the assets, properties and rights specifically set forth on Section 2.02(l) of the Disclosure Schedules; and

(m)          the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03         Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the "Assumed Liabilities"), and no other Liabilities: all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities are incurred after the Closing Date in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

Section 2.04         Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Parent or Seller or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

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(a)          any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others, except as set forth in Section 10.01;

(b)          any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.10; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)          any Liabilities relating to or arising out of the Excluded Assets;

(d)          any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)          any Liability or claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller (other than pursuant to this Agreement), or by reason of the improper performance of services or malfunctioning of a product, or other related defects of any service performed by Seller;

(f)          any recall, design defect or similar claims of any products sold or any service performed by Seller;

(g)          any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h)          any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, change of control, severance, retention, termination or other payments, including Liabilities arising under agreements with respect to a disposition of the Business or the Purchased Assets;

(i)          any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

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(j)          all accounts payable of Seller;

(k)          any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(l)          all Liabilities arising under the Excluded Contracts;

(m)          any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions, including without limitation lines of credit, term loans, notes payable, tax liens and net related party payables; and

(n)          any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05         Purchase Price. The aggregate purchase price for the Purchased Assets shall be (a) $17,000,000 minus the amount of Purchase Price Reduction (the "Purchase Price"), and (b) the assumption of the Assumed Liabilities. The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date.

Section 2.06         Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as set forth on Exhibit B (the "Allocation Schedule").

Section 2.07         Third Party Consents. To the extent that Seller's rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, (a) this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and (b) Seller and Buyer shall cooperate and use their respective commercially reasonable efforts, prior to and following the Closing (provided that no party shall be required to expend any money (other than their own reasonable attorney’s fees and travel expenses in connection with customer meetings), incur any Liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party) to obtain such consents as promptly as possible.  If any such consent is not obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for Buyer the benefits thereunder, Buyer shall be responsible for any payments required to be made in the ordinary course under the Purchased Asset (excluding payments arising from Seller’s noncompliance with the terms of any such Purchased Asset that is an Assigned Contract) and Seller and Buyer shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, in any other reasonable arrangement designed to provide such benefits to Buyer, including, with respect to consents required under Contracts with subcontractors that are not obtained prior to the Closing, by Seller continuing to enforce such Contracts for the benefit of Buyer.

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Article III

Closing

Section 3.01         Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Pepper Hamilton LLP, 500 Grant Street, 50th Floor, Pittsburgh, PA 15219, at 10:00 a.m., Eastern time, on the first Friday after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Parent and Seller, on the one hand, and Buyer, on the other hand, may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date". The parties acknowledge and agree that the consummation of the transactions contemplated by this Agreement shall be effective as of the Effective Time.

Section 3.02         Closing Deliverables.

(a)          At the Closing, Parent and/or Seller shall deliver to Buyer the following:

(i)          a bill of sale in the form of Exhibit C hereto (the "Bill of Sale"), duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii)         an assignment and assumption agreement in the form of Exhibit D hereto (the "Assignment and Assumption Agreement"), duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)        with respect to each Lease included in the Purchased Assets, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an "Assignment and Assumption of Lease"), duly executed by Seller;

(iv)        the Transition Services Agreement in the form of Exhibit E hereto (the "Transition Services Agreement"), duly executed by Seller;

(v)         copies of the approvals, consents and waivers executed by the customers of the Business required under Section 7.02(a);

(vi)        evidence satisfactory to Buyer that all Encumbrances relating to the Purchased Assets have been released in full, other than Permitted Encumbrances;

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(vii)       a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Parent and Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of Parent and Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of each of Parent and Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(viii)      a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller; and

(ix)         such other customary instruments of transfer or assumption, filings, agreements or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement or reasonably requested by Buyer.

(b)          At the Closing, Buyer shall deliver to Seller the following:

(i)          the Purchase Price;

(ii)         the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)        with respect to each Lease included in the Purchased Assets, an Assignment and Assumption of Lease, duly executed by Buyer;

(iv)        the Transition Services Agreement, duly executed by Buyer;

(v)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(vi)        such other customary instruments of transfer or assumption, filings, agreements or documents, in form and substance reasonably satisfactory to Parent or Seller, as may be required to give effect to this Agreement or reasonably requested by Parent or Seller.

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Article IV

Representations and Warranties of Parent and Seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Seller jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01         Organization and Qualification of Parent and Seller. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the commonwealth of Pennsylvania and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business for the purpose of conducting the Business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02         Authority of Parent and Seller. Each of Parent and Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent or Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Seller of this Agreement and any other Transaction Document to which Parent or Seller is a party, the performance by each of Parent and Seller of its obligations hereunder and thereunder and the consummation by Parent and Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Seller. This Agreement has been duly executed and delivered by Parent and Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Parent and Seller enforceable against Parent and Seller in accordance with its terms. When each other Transaction Document to which Parent or Seller is or will be a party has been duly executed and delivered by Parent or Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent or Seller enforceable against it in accordance with its terms.

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Section 4.03         No Conflicts; Consents. The execution, delivery and performance by each of Parent and Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate or articles of incorporation, by-laws or other organizational documents of Parent and Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Seller, the Business or the Purchased Assets; (c) except as set forth on Section 4.03 of the Disclosure Schedules, require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets; except in the case of clause (c), for such consents, notices, conflicts, violations, breaches, defaults, accelerations, terminations, modifications or cancelations required under any Contract with a customer of the Business that is not listed on Exhibit F. No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04         Financial Statements. Section 4.04 of the Disclosure Schedules sets forth the unaudited balance sheets of Seller with respect to the Business as of December 31, 2014 and March 31, 2015 and statements of profit and loss of Seller with respect to the Business for the year ended December 31, 2014 and the three-month period ended March 31, 2015 (collectively, the “Pro Forma Financial Statements”). The Pro Forma Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and except for pro forma adjustments disclosed on Section 4.04 of the Disclosure Schedules) applied on a consistent basis throughout the periods involved, subject, in the case of the three-month period ended March 31, 2015, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Pro Forma Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2014 is referred to herein as the "Pro Forma Balance Sheet" and the date thereof as the "Balance Sheet Date" and March 31, 2015 is referred to herein as the "Interim Balance Sheet Date". Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05         Undisclosed Liabilities. Neither Parent nor Seller has any Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Pro Forma Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

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Section 4.06         Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, with respect to the Business and other than in the ordinary course of business consistent with past practice, and except as set forth on Section 4.06 of the Disclosure Schedules, there has not been any:

(a)          event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          material change in any method of accounting or accounting practice for the Business, except as required by GAAP;

(c)          material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)          incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except Liabilities incurred in the ordinary course of business consistent with past practice;

(e)          transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Pro Forma Balance Sheet, except in the ordinary course of business consistent with past practice;

(f)          cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g)          transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(h)          material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(i)          acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(j)          imposition of any Encumbrance upon any of the Purchased Assets;

(k)          (i) grant of any bonuses, whether monetary or otherwise, or increase, by more than three percent, in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) material change in the terms of employment for any employee of the Business, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;

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(l)          adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(m)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the Business;

(n)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o)          purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(p)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07         Material Contracts.

(a)          Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound primarily in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property that are Purchased Assets (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.11(b) of the Disclosure Schedules, being "Material Contracts"):

(i)          all Contracts involving annual payments to or from Seller in excess of $50,000 or aggregate payments to or from Seller in excess of $100,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days' notice;

(ii)         all Contracts with customers of the Business that are listed on Exhibit F;

(iii)        all Contracts with vendors or suppliers who provide consultants or consulting services to customers of the Business;

(iv)        all Contracts that provide for the indemnification of any Person (other than commercial Contracts with customers or suppliers that contain indemnification provisions in the ordinary course of business) or the assumption of any Tax, environmental or other Liability of any Person;

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(v)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)        all broker, sales promotion, market research, marketing and advertising Contracts that relate primarily to the Business;

(vii)       except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)      all Contracts with any Governmental Authority;

(ix)         all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)          all joint venture, partnership or similar Contracts;

(xi)         all Contracts for the sale of any of the Purchased Assets other than in the ordinary course of business or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)        all powers of attorney that relate primarily to the Business or any Purchased Asset; and

(xiii)       all collective bargaining agreements or Contracts with any Union.

(b)          Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to the Knowledge of Seller, threatened under any Contract included in the Purchased Assets.

Section 4.08         Title to Purchased Assets. Seller owns all right, title and interest in and to, and has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(a)          those items set forth in Section 4.08 of the Disclosure Schedules;

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(b)          liens arising equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09         Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the facilities, equipment and other items of tangible personal property included in the Purchased Assets are in adequate operating condition and repair, and are adequate for the uses to which they are being put, and none of such Purchased Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. Except for services and assets to be provided through the Transition Services Agreement and except as set forth on Section 4.09 of the Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.10         Real Property

(a)          Seller does not own any real property that is used in the Business.

(b)          Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, collectively, the "Leased Real Property"), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the "Leases"). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)          such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys undisturbed possession of the Leased Real Property;

(ii)         Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)        Seller has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)        Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

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(v)         Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)          Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 4.11         Intellectual Property.

(a)          Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets (excluding “off-the-shelf” software) that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)          Section 4.11(b) of the Disclosure Schedules lists all material Intellectual Property Agreements. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under, or has provided or received any written notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)          Except as set forth in Section 4.11(c) of the Disclosure Schedules, Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing and except as set forth in Section 4.11(c) of the Disclosure Schedules, Seller has entered into binding, written agreements with every current employee and independent contractor of the Business and each former employee and independent contractor of the Business that participated in the development of Intellectual Property Assets that are material to the Business whereby such Persons (i) assign to Seller any ownership interest and right they may have in the Intellectual Property Assets, and (ii) acknowledge Seller's exclusive ownership of all Intellectual Property Assets. The individual set forth on Section 4.11(c) of the Disclosure Schedules has not participated in the development of Intellectual Property Assets that are material to the Business.

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(d)          The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not require the consent of any other Person in respect of the Buyer’s right to own, use or hold for use any Intellectual Property that constitutes Purchased Assets as owned, used or held for use in the conduct of the Business as currently conducted.

(e)          Seller's rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken commercially reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.

(f)          Except as set forth in Section 4.11(f) of the Disclosure Schedules, the conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of Seller, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)          There are no Actions (including any oppositions, cancelations, interferences, re-examinations, reissues, post-grant reviews, inter partes reviews or other post-issuance proceedings) settled, pending or, to the Knowledge of Seller, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller's rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.12         Taxes. Except as set forth in Section 4.12 of the Disclosure Schedules:

(a)          All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, filed. Such Tax Returns are, or will be, true, complete and correct in all respects. During the last six years, all Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, paid.

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(b)          During the last six years, Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or customer of the Business, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller relating to the Business.

(d)          All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority, to the extent relating to the Business, have been fully paid.

(e)          Seller is not a party to any Action by any taxing authority that relates to the Business. There are no pending or, to the Knowledge of Sellers, threatened Actions by any taxing authority relating to the Business.

(f)          There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller's Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)          Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(h)          Seller is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)          None of the Purchased Assets is property that Seller is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 4.13         Brokers. Except for Duff & Phelps Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.14         Customers and Suppliers.

(a)          Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) the top twenty (20) customers for the fiscal quarter ended March 31, 2015, ranked from largest to smallest based on revenue invoiced during such period (collectively, the "Material Customers"); and (ii) the amount of revenue invoiced to each Material Customer during such period. Except as set forth in Section 4.14(a) of the Disclosure Schedules, Seller has not received any written notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

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(b)          Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) the top twenty (20) vendors and suppliers who provided consultants or consulting services to customers of the Business during the fiscal quarter ended March 31, 2015, ranked from largest to smallest based on amounts paid to such parties during such period (collectively, the "Material Suppliers"); and (ii) the amount paid to each Material Supplier during such period. Except as set forth in Section 4.14(b) of the Disclosure Schedules, Seller has not received any written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15         Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability, errors and omissions and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the "Insurance Policies"); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2013. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; and (ii) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.

Section 4.16         Legal Proceedings; Governmental Orders.

(a)          Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller's Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Sellers, no event has occurred or circumstances exist that would give rise to, or serve as a basis for, any such Action, including without limitation, by any Material Customer or Material Supplier.

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(b)          Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17         Compliance With Laws; Permits.

(a)          Except as set forth in Section 4.17(a) of the Disclosure Schedules, Seller has in the past complied, and is presently in compliance, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)          All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18         Environmental Matters.

(a)          The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

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Section 4.19         Employee Benefit Matters.

(a)          Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a "Benefit Plan").

(b)          With respect to each Benefit Plan, as applicable, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) the plan document together with all amendments; (ii) copies of any trust agreements or other funding arrangements, insurance policies and contracts; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications relating to any Benefit Plan; and (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service.

(c)          Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject Seller or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d)          Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability, contingent or otherwise, under Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (v) ever contributed to, or been required to contribute to any Multiemployer Plan, and neither Seller nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan.

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(e)          Except as set forth in Section 4.19(e) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(f)          Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations).

(g)          Except as set forth in Section 4.19(g) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

Section 4.20         Employment Matters.

(a)          Section 4.20(a)(i) of the Disclosure Schedules contains a list of all persons who are internal staff employees of the Business as of the date hereof and sets forth for each such individual the following: Employee ID number, gender, birthdate, job code, job code description, department, location, employee type, date of pay rate change, name, home address, mailing address, marital status, email address, phone number, pay rate, hire date, social security number, classification status, tax withholdings, taxable state. Section 4.20(a)(ii) of the Disclosure Schedules contains a list of all persons who are W-2 employee consultants of the Business and sets forth for each such individual the following: Employee ID number, gender, birthdate, job code, job code description, department, location, employee type (hourly or salaried) date of pay rate change, name, home address, mailing address, marital status, email address, phone number, pay rate, overtime rate, hire date, social security number, project description, classification status, tax withholdings, taxable state. Section 4.20(a)(iii) of the Disclosure Schedules contains a list of all persons who are independent contractors or non-employee consultants of the Business and sets forth for each such individual the following: ID number, job code, job code description, department, name, pay rate, hire date, project description. Except as set forth in Section 4.20(a)(i), (ii) and (iii) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full.

(b)          Seller is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of Seller, and, to Seller's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. During the past five years there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

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(c)          Except as set forth in Section 4.20(c) of the Disclosure Schedules, Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 4.20(c), there are no Actions against Seller pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)          Except as set forth in Section 4.20(d) of the Disclosure Schedules, there are no separation, settlement or severance agreements or obligations with respect to any employee or consultant of the Business.

(e)          Set forth in Section 4.20(e) of the Disclosure Schedules is a complete and correct list of all employees of the Business who are not United States citizens and a description of their visa or residency status.

(f)          Seller has complied with the WARN Act.

(g)          Except as set forth in Section 4.20(g) of the Disclosure Schedules, each billable employee of the Business has signed an Employee Confidentiality Agreement.

(h)          Seller has given sufficient consideration under the Employee Confidentiality Agreements executed by the employees listed on Section 4.20(h) of the Disclosure Schedules, and such Employee Confidentiality Agreements are valid, legally binding and enforceable in accordance with their terms.

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Article V

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01         Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania.

Section 5.02         Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

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Section 5.04         Brokers. Except for Raptor Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05         Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06         Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article VI

Covenants

Section 6.01         Audited Financial Statements. Parent and Seller shall deliver to Buyer within seventy (70) days following the Closing Date audited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2013 and 2014 and the related statements of income and retained earnings, Parent investment and cash flow of the Business for the years then ended (the “Audited Financial Statements”), and Seller shall cooperate in good faith with Buyer and KPMG LLP to complete the Audited Financial Statements within such seventy (70) day period, including making available to such parties Seller’s information, books and records reasonably requested in connection with the completion and delivery of such audited financial statements.

Section 6.02         Employees and Employee Benefits.

(a)          Commencing on the Closing Date, Seller and its Affiliates shall (i) assign to Buyer the Employee Confidentiality Agreement signed by each employee of the Business who is actively employed by Seller or its Affiliates on the Closing Date and (ii) terminate the employment of all employees of the Business who are actively employed by Seller on the Closing Date, and Buyer will issue a confirmation letter to each such employee, except for those employees of the Business set forth on Section 6.02(a) of the Disclosure Schedules, offering employment on an "at will" basis and stating each such employee’s title, compensation and benefits. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.02.

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(b)          Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including amounts payable under agreements with respect to a disposition of the Business or the Purchased Assets, and including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date (including severance pay resulting from any termination of employment pursuant to Section 6.02(a)), and Seller shall pay all such amounts to all entitled persons on a time schedule consistent with Seller’s normal pay practices.

(c)          Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)          Seller shall pay or cause to be paid to Buyer the amounts set forth on Section 6.02(d) of the Disclosure Schedules.

Section 6.03         Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information at Buyer’s sole cost and expense.

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Section 6.04         Non-competition; Non-solicitation

(a)          For a period of five (5) years commencing on the Closing Date (the "Restricted Period"), Parent and Seller shall not, and shall not permit any of their respective direct or indirect subsidiaries to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business as of the Closing Date or during the two years prior to the Closing Date to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may (i) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person and (ii) refer third parties to Seller’s RPO clients to provide temporary/contingency information technology personnel staffing services; provided that such services are incidental to Seller’s provision of RPO services to such clients and billed at margins consistent with the past practice of Seller.

(b)          During the Restricted Period, Parent and Seller shall not, and shall not permit any of their respective direct or indirect subsidiaries to directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.02(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.04(b) shall prevent Parent, Seller or any of their respective direct or indirect subsidiaries from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after one year from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)          Parent and Seller acknowledge that a breach or threatened breach of this Section 6.04 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Parent or Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)          Parent and Seller acknowledge that the restrictions contained in this Section 6.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.04 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 6.05         Governmental Approvals and Consents

(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          Seller shall contact and give notice to, and use commercially reasonable efforts to obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules. Without limiting the forgoing, Seller and Buyer shall cause their Representatives to meet with each of the customers listed in Groups A, B and C on Exhibit F as promptly as possible after the date of this Agreement (it being understood that consents are not required from the Group C or D Customers listed on Exhibit F). Buyer shall contact and give notice to, and use commercially reasonable efforts to obtain all consents from, all third parties that are described in Section 5.03 of the Disclosure Schedules.

(c)          Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)         avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)        in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

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(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.06         Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)          retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)         upon reasonable notice, afford Seller's Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Books and Records.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)          retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)         upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c)          Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.06 where such access would violate any Law.

Section 6.07         Public Announcements. The parties shall cooperate as to the timing and contents of any public announcement, and if such announcement is required by Law or any rule or regulation of any United States securities exchange on which the securities of the releasing party are listed, then the other party shall use commercially reasonable efforts to to assist in the preparation of such announcement and in no event shall the other party attempt to prevent the release of such announcement.

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Section 6.08         Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.09         Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds in excess of $10,000 in the aggregate relating to any Accounts Receivable or any other Purchased Assets, other than Accounts Receivable existing as of the effective time of the Closing, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof, and for all other amounts received, within 30 days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds in excess of $10,000 in the aggregate relating to any Excluded Assets, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof, and for all other amounts received, within 30 days after its receipt thereof. Buyer hereby agrees to cooperate and use commercially reasonable efforts, at Seller’s request and expense, to assist Seller to collect any outstanding Accounts Receivable owed to Seller following the Closing until all such Accounts Receivable are satisfied in full. For the avoidance of doubt, Buyer shall not be required to expend any money, incur any Liability or offer or grant any accommodation (financial or otherwise) in connection with the collection of outstanding Accounts Receivable owed to Seller.

Section 6.10         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.11         Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller with respect to the Business or where Seller has a duty to file Tax Returns for the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

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Section 6.12         Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)          preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)          pay the debts, Taxes and other obligations of the Business when due;

(c)          maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)          defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(e)          perform in all material respects all of its obligations under all Assigned Contracts; and

(f)          comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

Section 6.13         Access to Information. Except for information that, if provided, would adversely affect the ability of Parent or Seller or any of their Affiliates to assert attorney-client or attorney work product privilege or other similar privilege, from the date hereof until the Closing, Parent and Seller shall, at reasonable times and upon reasonable notice, (a) afford Buyer and its Representatives access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Parent and Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.13 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Parent or Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent or Seller in this Agreement.

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Section 6.14         No Solicitation of Other Bids.

(a)          Parent and Seller shall not, and shall not authorize or permit any of their respective Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Parent and Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)          Parent and Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)          Parent and Seller agree that the rights and remedies for noncompliance with this Section 6.14 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.15         Notice of Certain Events. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of any of the following; provided, however, that Buyer’s receipt of information shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or Parent in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules:

(a)          any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct in all material respects or (iii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(b)          any notice or other communication from any Person (other than Persons set forth on Section 4.03 of the Disclosure Schedules) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

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(c)          any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.16         Successor Payroll Taxes. Following the Closing, the parties shall cooperate and use commercially reasonable efforts to ensure that Buyer can claim successor corporate status with respect to payment of payroll taxes.

Section 6.17         Limited License.

(a)          Seller hereby grants to Buyer a nonexclusive, fully paid license to use (without the right to sublicense) the “Hudson IT” brand and all related trademarks, service marks, brand names or trade, corporate or business names of Seller solely in connection with the conduct and operation of the Business consistent with past practice through December 31, 2015.

(b)          Buyer shall not represent or hold itself out as representing Parent or Seller. Buyer shall indemnify and hold harmless Parent and Seller from any Liability incurred by Parent or Seller as a result of Buyer’s use of such trademarks, service marks, brand names, or trade, corporate or business names. Buyer acknowledges that except for the limited right granted by this Section 6.17, Buyer has no rights in or to the use of the trademarks, service marks, brand names, or trade, corporate or business names incorporating “Hudson” and any corporate symbols or logos related thereto.

Section 6.18         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Article VII

Conditions to Closing

Section 7.01         Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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Section 7.02         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)          All approvals, consents and waivers that are required under Assigned Contracts with (i) all of the Group A Customers of the Business listed on Exhibit F and (ii) any three of the four Group B Customers of the Business listed on Exhibit F shall have been obtained, and executed copies of such approvals, consents and waivers shall have been delivered to Buyer at or prior to the Closing.

(b)           The representations and warranties of Seller and Parent contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (without regard to any by materiality or Material Adverse Effect), except for breaches of representations or warranties that would not reasonably be expected to result in Losses to Buyer, individually or in the aggregate, in excess of $1,000,000, on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c)          Seller and Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date.

(d)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f)          Seller and Parent shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g)          Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(h)          All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

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(i)          Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller and Parent, that each of the conditions set forth in Section 7.02(b) and Section 7.02(c) have been satisfied (the "Seller Closing Certificate").

(j)          Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03         Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e)          Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").

(f)          Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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Article VIII

Indemnification

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date, after which a party shall not have any Liability for the representations and warranties contained herein except as set forth in this Section 8.01; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.03, Section 4.08, Section 4.09, Section 4.12, Section 4.19, Section 5.01, Section 5.02 and Section 5.03 (together, the “Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements of the parties contained herein shall survive the Closing for a period of one year or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02         Indemnification By Parent and Seller. Subject to the other terms and conditions of this Article VIII, Parent and Seller, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Parent or Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Parent or Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Parent or Seller pursuant to this Agreement;

(c)          any Excluded Asset or any Excluded Liability; or

(d)          any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Parent or Seller or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising from actions occurring on or prior to the Closing Date.

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Section 8.03         Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Parent and Seller and their respective Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c)          the use or operation of the Purchased Assets by Buyer after the Closing Date, or any Assumed Liability.

Section 8.04         Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Parent and Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $250,000 (the "Basket"), in which event Parent and Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $1,000,000 (the "Cap").

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

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(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in the Fundamental Representations. The aggregate amount of Losses for which each Party shall be liable for Fundamental Representations shall be the Purchase Price.

(d)          For purposes of determining the amount of Losses that are subject matter of a claim for indemnification under this Article VIII, but not for purposes of determining whether (i) there is an inaccuracy or breach of a representation or warranty by a party and (ii) the other party may bring a claim for indemnification under this Article VIII, any inaccuracy in or breach of any representation or warranty shall be read without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05         Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party".

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense of such Third Party Claim is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Parent or Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a vendor or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.03) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense of such Direct Claim is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06         Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 8.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08         Insurance Effect. The obligation of any Indemnifying Party to indemnify the Indemnified Party against Losses arising under this Article VIII shall be reduced by the amount of any indemnification actually recovered by the Indemnified Party from a third party or any insurance proceeds actually received from third party insurers by the Indemnified Party with respect to such Losses (in each case net of any costs incurred to recover such amounts).

Section 8.09         Exclusive Remedies. Except as set forth in Section 6.04, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent or criminal activity.

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Article IX

Termination

Section 9.01         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)          by Buyer by written notice to Seller if:

(i)          Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller's receipt of written notice of such breach from Buyer; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the date that is 90 days after the date of this Agreement, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by Seller by written notice to Buyer if:

(i)          Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer's receipt of written notice of such breach from Seller; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the date that is 90 days after the date of this Agreement, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

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(d)          by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02         Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this Article IX and Section 6.03 hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X

Miscellaneous

Section 10.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer, on the one hand, and Parent and Seller, on the other hand, shall be equally responsible for all costs and expenses of the preparation and audit of the Audited Financial Statements by KPMG LLP required under Section 6.01; provided that Parent and Seller shall not be responsible for any costs and expenses incurred by Buyer in connection with its use of such Audited Financial Statements, including costs and expenses for any auditor consent in connection with filing the Audited Financial Statements with the Securities and Exchange Commission or any comfort letters or due diligence by a third party relating to the Audited Financial Statements.

Section 10.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

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If to Parent or Seller:	Hudson Global, Inc.
1325 Avenue of the Americas, 12th Floor
New York, New York 10019

Facsimile:	917-256-8546
E-mail:	Stephen.Nolan@hudson.com
Philip.Skalski@hudson.com
Attention:	Stephen A. Nolan
Philip A. Skalski

with a copy to:	Foley & Lardner LLP

Facsimile:	414-297-4900
E-mail:	bgarmer@foley.com
jkwilson@foley.com
Attention:	Benjamin F. Garmer, III
John K. Wilson

If to Buyer:	MASTECH, INC.
1305 Cherrington Parkway
Building 210, Suite 400
Moon Township, PA 15108

Facsimile:	412.494.9272
E-mail:	Kevin.Horner@Mastech.com
Jennifer.Lacey@Mastech.com
Attention:	Kevin Horner
Jennifer Ford Lacey

with a copy to:	PEPPER HAMILTON LLP

Facsimile:	412-281-0717
E-mail:	barnesj@pepperlaw.com
Attention:	James Barnes, Esq.

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Section 10.03         Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any matter or item disclosed on one section of the Disclosure Schedules shall be deemed to have been disclosed on each other section of the Disclosure Schedules to the extent it is reasonably clear on the face of such disclosure that such disclosed information is applicable thereto. Parent and/or Seller may include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on the Disclosure Schedules relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Disclosure Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 10.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.04(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06         Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 10.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08         No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement and the other Transaction Documents shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

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(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL DISTRICT COURT OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK (OR IF SUCH ACTION CANNOT BE BROUGHT IN FEDERAL COURT, THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HUDSON GLOBAL, INC.

By:	/s/ Manuel Marquez
Name: Manuel Marquez
Title: Chairman and Chief Executive Officer

HUDSON GLOBAL RESOURCES MANAGEMENT, INC.

By:	/s/ Philip A. Skalski
Name: Philip A. Skalski
Title: President

MASTECH, INC.

By:	/s/ D. Kevin Horner
Name: D. Kevin Horner
Title: President and Chief Executive Officer

[Signature page to Asset Purchase Agreement]